Exhibit 99.2
NEWS RELEASE
FOR IMMEDIATE RELEASE

Company Contact:	Investor Contact:
Stan Fronczkowski	Brian Korb
Chief Financial Officer	The Trout Group
(302) 456-6789	(646) 378-2923
www.sdix.com	bkorb@troutgroup.com
Strategic Diagnostics Announces Executive Management Changes
Fran DiNuzzo Appointed Interim CEO
NEWARK, Del., June 9, 2008 — Strategic Diagnostics Inc. (NASDAQ: SDIX) — today announced that Matthew H. Knight, president and chief executive officer, will be stepping down from his current position to pursue other interests. Mr. Knight will also leave the company’s Board of Directors. Mr. Knight will maintain a consulting relationship with the company to assist with the transition. Francis M. DiNuzzo, currently executive vice president and chief commercial officer of the company, will assume the role of interim CEO until a permanent CEO is appointed. The company has initiated a national search for a permanent CEO and has engaged Spencer Stuart to assist in that process.
“The Board and employees of Strategic Diagnostics would like to thank Matt for his many contributions to the company. He led the transformation and turnaround of SDI, helped expand into new areas, brought forward our phage technology and Genomic Antibody Technology™ programs and built a sustainable business,” said Grover C. Wrenn, chairman of the Board. “With large pharmaceutical, biotechnology and academic customers increasingly utilizing SDI products, services and technology in a wide range of drug and biomarker research and discovery, we feel confident that Fran and his team can successfully drive our continued development.”
Prior to joining SDI, Mr. DiNuzzo spent more than 26 years in leadership positions in the life and analytical science industries, most recently at Agilent Technologies. While at Agilent, Mr. DiNuzzo held key leadership positions within the company’s bio-analytical business, including serving as vice president and general manager of the chemical solutions business unit; the consumables and services business; and the integrated biology solutions business. In each of these roles, he led the development and the implementation of programs to create sustained profitable growth. Most recently as a business development executive, he held a lead role in Agilent’s Stratagene and Velocity 11 acquisitions.
Fran DiNuzzo commented, “Having worked closely with Matt over the past few months, I look forward to leading the company through this transition. I plan on continuing to move our antibody business further up the value chain from contract manufacturing to proprietary and collaborative biomarker development. With two proprietary technologies generating revenues today and R&D efforts underway to increase our revenue and growth potential, I am very excited at the opportunities that SDI has before it.”
About Strategic Diagnostics Inc.
Strategic Diagnostics Inc. is a leading provider of biotechnology-based detection solutions for a broad range of food, water, agricultural, industrial, environmental, and life science applications. By applying its core competencies of antibody, and assay development, the company produces unique, sophisticated diagnostic testing and reagent systems that are responsive to customer diagnostic and information needs. Customers benefit with quantifiable return on investment by reducing time, labor, and/or material costs. All this is accomplished while increasing accuracy, reliability and actionability of essential test results. The company is focused on sustaining this competitive advantage by leveraging its expertise in immunology, proteomics, bio-luminescence and other bio-reactive technologies to continue its successful customer-focused research and development efforts. Recent innovations in high throughput production of antibodies from genetic antigens will complement the company’s established leadership in commercial and custom antibody production for the research, human/animal diagnostics, and pharmaceutical industries, and position the company for broader participation in proteomics research and discovery.
This news release contains forward-looking statements reflecting SDI’s current expectations. When used in this press release, the words “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project” “plan” and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining fourth party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI’s public filings with the U.S. Securities and Exchange Commission.